UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2008

IFTH ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	000-22693	11-2889809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2008, a wholly-owned subsidiary of IFTH Acquisition Corp. (the “Company”), National Credit Report.com, LLC (“NCRC”), entered into a Marketing Affiliate Agreement (the “Agreement”) with Equidata, Inc. Pursuant to the Agreement, NCRC can market personal credit, fraud detection, credit scoring and credit monitoring services provided by Equidata, Inc. The term of the Agreement is for one year after which time the Agreement automatically renews for the same period. The Agreement may be terminated by either party with cause upon thirty days written notice, except that upon NCRC’s default in payment or other breach of the Agreement, Equidata, Inc. may terminate the Agreement without notice. The Agreement terminates the Marketing Affiliate Agreement, dated as of October 1, 2008, between NCRC and Equidata, Inc., which contained substantially the same terms as the Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

See the disclosure set forth in Item 1.01 above, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 24, 2008, the board of directors of the Company appointed Charles E. Baker, III, and Kevin H. McLaughlin as directors of the Company. In connection with the appointment, Messrs. Baker and McLaughlin each received 100,000 shares of restricted stock, which vests on January 1, 2010. It is expected that Mr. Baker will serve on the compensation and nominating committees and Mr. McLaughlin will serve on the compensation and audit committees.

There are no arrangements or understandings between Messrs. Baker and McLaughlin and any other persons pursuant to which Messrs. Baker and McLaughlin were selected as directors. There are no related party transactions, as provided for in Item 404(a) of Regulation S-K, between Messrs. Baker and McLaughlin and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFTH Acquisition Corp.

Date: December 31, 2008

/s/ William J. Caragol
William J. Caragol
Chief Executive Officer, President and
Acting Chief Financial Officer

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